EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors
m•FSI Ltd.:
We have audited the accompanying consolidated balance sheets of m•FSI Ltd. and subsidiary as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of m•FSI Ltd. and subsidiary as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Japan.
Accounting principles and practices generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 13 to the consolidated financial statements.

/s/ KPMG AZSA & Co.

Tokyo, Japan

December 2, 2005

m • FSI LTD. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
June 30, 2005 and 2004

	Thousands of yen
	2005	2004
CURRENT ASSETS:
Cash	105,917	34,887
Receivables-
Trade notes	169,277	192,493
Trade accounts	1,247,645	1,765,728
Allowance for doubtful accounts	(2,800)	(8,700)
Inventories	539,812	980,932
Deferred tax assets	130,891	145,579
Prepaid expenses and other current assets	26,884	18,546

Total current assets	2,217,626	3,129,465
PROPERTY PLANT AND EQUIPMENT:
Buildings and structures	1,157,134	1,129,553
Machinery and equipment	1,002,750	718,220
Automobiles	—	645
Furniture and fixtures	212,444	201,363
Land	404,729	404,729
Construction in process	—	8,591

Total	2,777,057	2,463,101
Accumulated depreciation	(1,196,043)	(1,020,581)

Net property and equipment	1,581,014	1,442,520
INVESTMENTS AND OTHER ASSTS:
Software, net	10,522	10,102
Patents, net	7,591	8,838
Rent deposits	52,183	46,065
Deferred tax assets	71,436	42,255
Other assets	592	632

Total investments and other assets	142,324	107,892

Total Assets	3,940,964	4,679,877

LIABILITIES AND SHAREHOLDERS’EQUITY
CURRENT LIABILITIES:
Payables-
Trade notes	67,037	—
Trade accounts	572,280	855,669
Other	15,066	26,046
Short-term loans	340,000	654,000
Current maturities of long-term debt	215,400	215,400
Accrued expenses	111,055	118,327
Income taxes payable	20,291	168,048
Accrued warranty	108,208	119,512
Other current liabilities	121,406	152,955

Total current liabilities	1,570,743	2,309,958
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	365,700	581,100
Accrued employee severance and retirement benefits	88,920	76,299
Accrued directors’ retirement allowance	2,016	1,575
Consolidation adjustment	3,989	4,613
Deferred income	68,736	—

Total non-current liabilities	529,361	663,587

Total liabilities	2,100,104	2,973,544
SHAREHOLDERS’ EQUITY:
Common stock	450,000	450,000
Retained earnings	1,390,860	1,256,333

Total shareholders’ equity	1,840,860	1,706,333

Total liabilities and shareholders’ equity	3,940,964	4,679,877

See accompanying notes to consolidated financial statements.

m • FSI LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years ended June 30, 2005, 2004 and 2003

	Thousands of yen
			(Unaudited)
	2005	2004	2003
NET SALES	4,895,266	4,905,671	3,160,925

COST AND EXPENSES:
Cost of sales	3,643,524	3,685,422	2,242,722
Selling, general and administrative expenses	1,010,804	864,869	724,495

Total cost and expenses	4,654,328	4,550,291	2,967,217

Operating income	240,938	355,380	193,708

OTHER INCOME (EXPENSES):
Interest income	47	80	75
Foreign exchange gain, net	4,500	2,216	3,280
Other income	3,395	7,243	4,243
Interest expenses	(19,286)	(24,531)	(27,772)
Discount expenses	(928)	—	—
Other expenses	(423)	—	(14)
Reversal of allowance for doubtful accounts	8,700	—	—
Amortization of consolidation adjustment	625	625	—
Loss on disposal of property, plant and equipment	(1,058)	(17,236)	(11,681)
Write-off of goodwill	—	—	(63,471)
Loss on cancellation of leases	—	—	(10,790)

Income before income taxes	236,510	323,777	87,578
Income tax expense — current	116,476	208,511	71,440
Income tax benefit — deferred	(14,493)	(69,108)	(30,161)

Net income	134,527	184,374	46,299

See accompanying notes to consolidated financial statements.

m • FSI LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended June 30, 2005, 2004 and 2003

	Number of
	shares	Amounts (thousands of yen)
			Retained
	Common Stock		Earninngs	Total
Balance at June 30, 2002 (unaudited)	9,000	¥450,000	¥1,025,660	¥1,475,660

Net income (unaudited)	—	—	46,299	46,299

Balance at June 30, 2003	9,000	450,000	1,071,959	1,521,959

Balance at June 30, 2003	9,000	450,000	1,071,959	1,521,959
Net income	—	—	184,374	184,374

Balance at June 30, 2004	9,000	450,000	1,256,333	1,706,333

Balance at June 30, 2004	9,000	450,000	1,256,333	1,706,333
Net income	—	—	134,527	134,527

Balance at June 30, 2005	9,000	¥450,000	¥1,390,860	¥1,840,860

See accompanying notes to consolidated financial statements.

m • FSI LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2005, 2004 and 2003

	Thousands of yen
			(Unaudited)
	2005	2004	2003
I Cash Flows From Operating Activities
Income before income taxes	236,510	323,777	87,578
Adjustments to reconcile net income before income taxes to net cash provided by operating activities:
Depreciation and amortization	222,891	256,299	254,901
Write-off of goodwill	—	—	63,471
Provision for allowance for doubtful accounts	(5,900)	5,600	600
Provision for accrued bonus	(3,475)	28,201	(10,563)
Provision for accrued warranty	(11,304)	61,825	(40,686)
Provision for accrued severance and retirement benefits	12,621	9,753	5,516
Provision for officers’ retirement allowance	441	900	(3,375)
Interest income	(47)	(80)	(75)
Interest expenses	19,286	24,531	27,772
Loss on disposal/sale of property and equipment, net	1,058	17,236	6,731
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	541,299	406,095	(1,658,174)
Decrease (increase) in inventories	443,121	182,505	(488,382)
Decrease (increase) in accounts receivable — other	—	37,334	(36,122)
(Increase) decrease in consumption taxes receivable	(7,159)	79,737	(79,433)
Increase (decrease) in trade accounts payable	(216,352)	232,631	388,835
(Decrease) increase in accrued expenses	(6,773)	(24,665)	42,358
Increase (decrease) in accrued consumption taxes	(54,171)	60,836	(96,187)
(Decrease) increase in advances received	—	(659,242)	659,242
Increase in deferred income	90,442	—	—
Other, net	1,852	(357)	5,511

Subtotal	1,264,340	1,042,916	(870,482)
Interest received	47	80	75
Interst paid	(19,049)	(24,378)	(28,362)
Income taxes (paid) refunded	(264,234)	(79,669)	55,370

Net cash provided by (used in) operating activities	981,104	938,949	(843,399)

II Cash Flows From Investing Activities
Purchases of property, plant and equipment	(376,292)	(348,226)	(237,439)
Proceeds from sale of property, plant and equipment	—	62,994	—
Acquisition of consolidated subsidiary, net of cash acquired	—	—	(3,278)
Acquisition of business	—	—	(111,405)
Collections of loans receivable	—	—	352,029
Other, net	(4,382)	(320)	(8,112)

Net cash used in investing activities	(380,674)	(285,552)	(8,205)

III Cash Flows From Financing Activities
Net (decrease) increase in short-term loans	(314,000)	(444,000)	1,098,000
Principal payments on long-term debt	(215,400)	(215,400)	(215,400)

Net cash (used in) provided by financing activities	(529,400)	(659,400)	882,600

V Increase (decrease) in cash	71,030	(6,003)	30,996
VI Cash, beginning of year	34,887	40,890	9,894

VII Cash, end of year	105,917	34,887	40,890

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business and Organization
m•FSI Ltd. (“m•FSI”) was established in Tokyo, Japan on September 1, 1991 as a joint venture between Mitsui & Co. (51%) and FSI International, Inc. (49%), and is engaged in distribution, in the Japanese market, of semi-conductor surface cleaning and etching equipment and related parts produced by FSI International, Inc. and other equipment manufacturers.
Harmonix Ltd. (“Harmonix”) was acquired on June 1, 2003, as a part of m•FSI’s acquisition of the semi-conductor equipment division of Nisso Engineering Co., Ltd. The acquisition was accounted for by the purchase method under which the excess of purchase price over fair values of assets acquired and liability assumed was initially recorded as goodwill. The accompanying consolidated financial statements includes the accounts of m•FSI and Harmonix (collectively, the “Company”). Significant inter-company balances and transactions have been eliminated in consolidation. The fiscal year-end of Harmonix is March 31. In preparing the consolidated financial statements, the Company uses the financial statements of Hamonix as of its fiscal year-end. For significant intervening transactions that occurred between the fiscal year-end of Harmonix and June 30, appropriate adjustments have been made in the consolidated financial statements.
Basis of Presenting Consolidated Financial Statements
The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Commercial Code and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), which are different in certain significant respects as to application and disclosure requirements of U.S. generally accepted accounting principles (“U.S. GAAP”). A reconcilation of the reported net income and net assets under Japanaese GAAP to the respective amounts under U.S. GAAP and other information relating to such differences is presented in Note 13 Reconcilation to U.S. GAAP.
The accompanying consolidated financial statements have been reorganized and translated into English (with some expanded descriptions and the inclusion of consolidated statements of shareholders’ equity) from the consolidated financial statements of the Company prepared in accordance with Japanese GAAP for local statutory purposes in Japan. Some supplementary information included in the statutory Japanese language consolidated financial statements, but not considered necessary for fair presentation, is not presented in the accompanying consolidated financial statements.
2.	Summary of Significant Accounting Policies
(1) Valuation of Inventories
Inventories are stated at cost. System equipment and work-in-process inventories are valued on the basis of specific identification. Spare parts are valued using the moving-average method.
(2) Method of Depreciation and Amortization
(a)	Property, plant and equipment
Depreciation for property, plant and equipment of m•FSI other than buildings is computed by the declining-balance method, while the straight-line method is applied to buildings. Harmonix depreciates property and equipment on a straight-line basis. The ranges of useful lives of respective asset categories are as follows:

Buildings	38 years
Buildings improvements	6-18 years
Structures	7-50 years
Machinery and equipment	7-13 years
Automobiles	3 years
Furniture and fixtures (other than personal computers)	2-20 years
Personal computers	Expensed upon acquisition
Leased equipment	4 years

m • FSI LTD AND SUBSIDIARY
(b)	Intangible assets
Intangible fixed assets are being amortized using the straight-line method.

Software for internal use	5 years
Goodwill	Expensed upon acquisition
Patent rights	8 years
Trademarks	10 years
(3) Consolidation Adjustment
Consolidation adjustment in the accompanying balance sheets represents an excess of the fair value of acquired net assets over cost (negative goodwill) arising from m•FSI’s acquisition of Harmonix. The excess over cost is classified as non-current liability and is being amortized over a five-year period.
(4) Derivative Financial Instruments
Derivative financial instruments other than those which meet certain hedge criteria are measured at fair value. Gain or loss on such derivative instruments is recognized currently in earnings.
(5) Hedge Accounting
(a)	Method of hedge accounting
For certain qualified hedges, the Company applies the deferred hedge method, in which gains or losses on the hedging instruments that are measured at fair value are deferred as an asset or liability until the gains and losses on the hedged items are recognized. Receivables and payables denominated in foreign currencies that are hedged by qualified foreign currency forward contracts are translated at the contract rates.
(b)	Hedging instruments and hedged items
The Company utilizes derivative financial instruments such as foreign currency forward contracts or currency swaps in order to hedge the risk of future fluctuations of foreign currency exchange rates related to its firm commitments and recognized assets and liabilities denominated in foreign currencies.
(c)	Hedging policy
The Company hedges foreign currency exchange rate risks in accordance with the internal policies. Accordingly, foreign currency exchange rate risks associated with the expected acquisition of machinery and inventories, which is considered to be the principal foreign currency risk of the Company, are fully hedged.
(d)	Method of assessing hedging instrument’s effectiveness
Hedging instruments’ effectiveness is assessed by comparing accumulated cash flow fluctuations from the hedged item and the hedging instrument during a contract period.
However, an assessment of effectiveness will be omitted, if the principal terms of the hedging instruments and the hedged items, such as related notional amount and contract terms, are identical and the variability in cash flows is completely offset in a contract period.
(6) Method of Accounting for Significant Allowances and Accruals
(a)	Allowance for doubtful accounts
The allowance for doubtful accounts is provided at an amount calculated using a historical average ratio of bad debt losses in prior years, as well as an estimated amount of uncollectible receivables for over-due receivables based on specific evaluation of their collectibility.
(b)	Accrued bonus
Accrued bonus is calculated based on an estimated amount of future bonus payments attributable to employees’ services for the period.
(c)	Accrued warranty
The Company accrues for estimated future warranty costs at the time of equipment sales based on its past experiences associated with warranty costs.

m • FSI LTD. AND SUBSIDIARY
(d) Accrued employee severance and retirement benefits
The Company recognizes a liability for employees’ severance and retirement benefits based on vested benefit obligations that would have become payable, had all employees been voluntarily terminated at the balance sheet dates. The recognized excess obligation at the time of initial application of the current accounting method is being amortized over a 15-year period.
(e) Accrued directors’ retirement allowance
The Company recognizes a liability for retirement benefits to its directors based on the Company’s internal policy at the balance sheet dates.
(7) Accounting for Leases
Financing leases, except for those in which the ownership of leased property is transferred to the lessee, are accounted for by the same method used for operating leases.
(8) Income Taxes
The provision for income taxes is computed based on the pretax income reported in the accompanying consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of net operating loss carryforwards and temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowance is provided to reduce deferred tax assets to an amount that is considered realizable.
(9) Accounting for Consumption Tax
Income and expenses are recorded net of consumption taxes.
3. Related Party Balances
     Current liabilities includes the following amounts owed to the majority shareholder (Mitsui & Co.)

	2005	2004
Majority shareholder (Mitsui & Co.)	¥2,358,937	¥2,052,785
4. Reduction in Cost Basis of Property, Plant and Equipment
     The following amounts were deducted from the acquisition costs of property, plant and equipment as a result of a government subsidy received from the Okayama prefecture, etc.

	2005	2004
Land	¥41,738,011	¥41,738,011
Buildings	51,086,351	51,086,351
Buildings improvements	59,316,258	59,316,258
Structures	2,528,662	2,528,662
Machinery and equipment	7,477,394	7,477,394
Furniture and fixtures	6,207,478	6,355,040

Total	¥168,354,154	¥168,501,716

5. Income Taxes
(1) Component of Deferred Tax Assets and Liabilities
     1) Current

	2005	2004
Deferred tax assets
Inventories	¥47,585,615	¥46,125,546
Accrued warranty	43,463,092	48,641,583
Accrued bonus	29,071,061	31,428,642
Deferred income	8,834,342	—
Accrued enterprise taxes	1,055,068	14,382,176
Allowance for doubtful accounts	895,400	3,540,900
Other	—	1,459,968

Total deferred tax assets-current	¥130,904,578	¥145,578,815

Deferred tax liabilities
Prepaid enterprise taxes	13,105	—

Net deferred tax assets-current	¥130,891,473	¥145,578,815

m • FSI LTD. AND SUBSIDIARY
2) Non-current

	2005	2004
Deferred tax assets
Accrued severance and retirement benefits	¥6,016,767	¥30,157,908
Deferred income	27,975,416	—
Property, plant and equipment	13,028,407	18,034,195
Consolidation adjustment	10,333,097	15,499,645
Other	732,599	622,221

Total deferred tax assets-non-current	¥88,086,286	¥64,313,969

Deferred tax liabilities
Reserve for special depreciation	16,650,307	22,058,647
Net deferred tax assets-non-current	¥71,435,979	¥42,255,322

(2) Reconciliation between the statutory tax rate and effective tax rate

			(Unaudited)
	2005	2004	2003
Statutory tax rate	40.7%	42.1%	42.1%
Expenses not deductible for income tax purposes such as entertainment expenses etc.	1.7	0.9	2.5
Other	0.7	0.1	2.5

Effective tax rate	43.1%	43.1%	47.1%

(3) Change in Accounting Method
As a result of a revision to Japan’s Local Tax Law (Law No.9, 2003) which was enacted on March 31, 2003, for years beginning on or after April 1, 2004, an external standards taxation system was introduced. For the year ended June 30, 2005, in accordance with the ”Guidance for Presentation of External Standards Taxation of the Enterprise Taxes in the Statements of Operations” (Accounting Standards Board of Japan Implementation Guidance No.12, February 13, 2004), the Company records the portion of enterprise taxes that is based on the ”amount of added value” and the ”amount of capital” in selling, general and administrative expenses.
As a result, SG&A expense was increased by ¥5 million. Accordingly, operating income and income before income taxes were decreased by the same amount.
6. Accrued Employee Severance and Retirement Benefits
(1) Severance and Retirement Benefits
The Company records a liability for its employees’ unfunded lump-sum defined benefit severance and retirement plan established as part of the employee work regulations.
In addition, the Company provides a retirement benefits to employees in accordance with the provisions of the Mitsui & Co. Group employees’ pension fund.
Under the group program, contributions to the employees’ pension fund are recognized when they become payable under the required funding formula. The plan assets attributable to the Company’s employees cannot be separated, however, the plan assets as of June 30, 2005, which were allocable to the Company based on the cumulative contributions made by the Company was ¥335,418 thousand.
(2) Liabilities

	2005	2004
Vested benefit obligations	¥68,870,100	¥54,244,200
Unamotized excess obligations upon initial application	20,050,070	22,055,076

Accrued severance and retirement benefits to employees	¥88,920,170	¥76,299,276

(3) Net Periodic Pension Costs

m • FSI LTD. AND SUBSIDIARY

			(Unaudited)
	2005	2004	2003
Service costs	¥17,002,100	¥12,990,200	¥9,531,600
Amortization of excess obligations upon initial application	(2,005,006)	(2,005,006)	(2,005,006)

Subtotal	14,997,094	10,985,194	7,526,594
Contributions to Mitsui & Co. Group pension fund	19,408,287	15,323,163	11,060,277

Total periodic pension cost	¥34,405,381	¥26,308,357	¥18,586,871

7. Pledged Assets

	2005	2004
Land	¥375,491,100	¥375,491,100
Factory foundation assets:
Buildings	384,252,614	395,185,294
Buildings improvements	199,179,337	232,972,647
Structures	648,367	900,510
Machinery and equipment	10,488,119	12,614,818
Furniture and fixtures	1,665,878	2,114,919
8. Operating Lease Commitments

	2005	2004
Within one year	¥47,002,000	¥48,756,000
Over one year	41,562,000	88,564,000

Total	¥88,564,000	¥137,320,000

9. Operating Transactions with the Majority Shareholder (Mitsui & Co.)

			(Unaudited)
	2005	2004	2003
Sales	¥3,275,144	¥10,098,234	¥11,775,763
Purchases	8,684,861	7,893,031	7,950,566
Payrolls for officers and employees who are temporarily transferred from Mitsui & Co.	—	41,463,101	41,247,375
Office supplies expenses	—	6,766,150	7,523,071
Other operating transactions	45,749,975	—	900,000
10. Research and Development Expenses

			(Unaudited)
	2005	2004	2003
Research and development expenses (included in both selling, general and administrative expenses and cost of sales	¥87,090,000	—	—
11. Net Income Per Share

			(Unaudited)
	2005	2004	2005
Net income per share (basic)	¥15,137.99	¥20,676.57	¥5,144.38
Net income per share is computed based on the weighted-average number of common shares outstanding during the years. The Company did not have any potentially dilutive common shares outstanding during the years ended June 30, 2005 or 2004.

m • FSI LTD. AND SUBSIDIARY
12.	Supplemental Information to Statements of Cash Flows

			(Unaudited)
	2005	2004	2005
Acquisition of consolidated subsidiary:
Cash	—	—	¥36,722,069
Current assets	—	—	89,526,745
Noncurrent assets	—	—	15,506,443
Current liabilities	—	—	(96,517,352)
Consolidation adjustment	—	—	(5,237,905)

Net assets acquired	—	—	40,000,000

Acquisition of business:
Current assets	—	—	5,305,000
Noncurrent assets	—	—	42,628,893
Goowill	—	—	63,471,107

Net assets acquired	—	—	¥111,405,000

13.	Reconciliation to U.S. GAAP
As discussed in Note 1, the Company maintains its books and records in conformity with accounting principles and practices generally accepted in Japan. The differences in net income for the years ended June 30, 2005 and 2004, and net assets as of June 30, 2005 and 2004, along with a description of those significant differences and related balance sheet effects are summarized as follows:

	2005		2004
	Net income	Net assets	Net income	Net assets

Amounts reported under Japanese GAAP	¥134,527	¥1,840,860	¥184,374	¥1,706,333
U.S. GAAP adjustments:
(1) Inventories	6,836	(2,107)	(869)	(8,943)
(2) Capital leases	(1,077)	(1,163)	29	(87)
(3) Derivative financial instruments	4,017	1,872	(1,264)	(2,145)
(4) Severance and retirement benefits	(18,995)	(92,647)	(17,125)	(73,651)
(5) Compensated absences	(5,104)	(30,057)	(6,446)	(24,953)
(6) Revenue recognition	15,706	(480)	(16,072)	(16,185)
(7) Business combination	(10,625)	41,575	(10,625)	52,200
(8) Rental expense	9,987	—	(2,397)	(9,987)
(9) Sales-type lease transactions	(64,272)	59,921	(45,290)	124,193
(10) Subsidy income	(5,234)	131,972	(6,069)	137,206

Total U.S. GAAP adjustments (pre-tax)	(68,761)	108,886	(106,128)	177,648
Income tax effects of U.S. GAAP adjustments	27,566	(47,004)	45,221	(74,568)

Effect of U.S. GAAP adjustments	(41,195)	61,882	(60,907)	103,080

Amounts determined in conformity with U.S. GAAP	¥93,332	¥1,902,742	¥123,467	¥1,809,413

     Net income per share in accordance with U.S. GAAP was as follows:

	2005	2004
Net income per share (basic)	¥10,370.37	¥13,718.45
The Company did not have any potentially dilutive common shares outstanding under U.S. GAAP during the years ended June 30, 2005 or 2004.
(1) Inventories
Under U.S. GAAP, inventories are required to be stated at the lower of cost or market. Under Japanese GAAP, inventories are principally stated at cost. The lower of cost or market can be applied when the market value becomes less than the carrying amount.
These accounting differences resulted in a decrease in inventories of ¥2,107 thousand and ¥8,943 thousand and an increase in deferred tax assets-current of ¥857 thousand and ¥3,640 thousand, respectively, at June 30, 2005 and 2004, and an increase (decrease) in cost of sales of ¥(6,836) thousand and ¥869 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.

m • FSI LTD. AND SUBSIDIARY
(2) Capital leases
Under U.S. GAAP, there are specified criteria for appropriate accounting to be applied to leases as either capital leases or operating leases. Under Japanese GAAP, while there are the same criteria, financing lease agreements under which the ownership of leased property is not transferred to the lessee are permitted to be recorded as an operating lease.
These accounting differences resulted in an increase in properly, plant and equipment, at cost of ¥146,512 thousand and ¥144,725 thousand, an increase in accumulated depreciation of ¥63,941 thousand and ¥17,242 thousand, an increase in capital lease obligations-current of ¥40,155 thousand and ¥40,180 thousand and an increase in capital lease obligations-noncurrent of ¥43,579 thousand and ¥87,390 thousand, respectively, at June 30, 2005 and 2004, and a decrease in SG&A expenses of ¥2,367 thousand and ¥585 thousand and an increase in interest expenses of ¥3,444 thousand and ¥556 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
Non-cash investing and financing transactions recorded under U.S. GAAP as a result of these accounting differences were as follows:

	Thousands of yen
	2005	2004
Non-cash investing and financing transactions:
Property and equipment, at cost	¥4,073	¥134,910
Current maturities of capital lease obligations	(1,129)	(45,693)
Capital lease obligations, less current maturities	(2,944)	(89,217)
(3) Derivative Financial Instruments
Under U.S. GAAP, Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires a derivative to be recognized as either assets or liabilities on the balance sheets based on its fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. None of the derivative financial instruments were designated as hedges under U.S. GAAP. Consequently, all changes in fair value of derivative financial instruments are recognized currently in earnings under U.S. GAAP.
Under Japanese GAAP, unrealized gains and losses on qualified hedging transactions are deferred and carried as assets or liabilities until the income or loss on the hedged items are realized. However, in cases when hedged assets and liabilities are valued at market value, it is also permitted to adopt the mark-to-market method rather than the deferral method, accordingly, unrealized gains and losses on both the hedging instruments and the hedged items are recognized currently in earnings.
These accounting differences resulted in an increase in other current assets of ¥1,853 thousand and ¥ 2,135 thousand, an increase (decrease) in deferred tax assets of ¥(762) thousand and ¥873 thousand, an increase in accounts payable of ¥3,646 thousand and ¥4,280 thousand and a decrease in other current liabilities of ¥3,665 thousand and ¥0 thousand, respectively, at June 30, 2005 and 2004, and an increase (decrease) in foreign exchange gain, net of ¥4,017 thousand and ¥(1,264) thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
(4) Severance and retirement benefits
Under U.S. GAAP, in accordance with SFAS No. 87 “Employers’ Accounting for Pensions,” net periodic pension cost consists of service cost, interest cost, actual return on plan assets, amortization of prior service costs and amortization of actuarial gain or loss. Any difference between net periodic pension cost charged against income and the amount actually funded is recorded as accrued or prepaid pension costs. Pension benefit obligation is divided into Projected Benefit Obligation (“PBO”), which considers future salary increases, and Accumulated Benefit Obligation (“ABO”), which does not consider future salary increases. ABO is divided into vested and non-vested benefit portions. A minimum pension liability is required to be recognized to cover the amount of ABO in excess of the fair value of plan assets. Under Japanese GAAP, in accordance with “Accounting for Retirement Benefits,” a similar accounting treatment is generally required, with the exception of the concept of ABO and recognition of a minimum pension liability. However, in accordance with prevailing accounting practices in Japan, where a company employs less than 300 employees, it is permitted to calculate an accrual amount at the amount of the liability which would have been required, had all qualified employees were to leave the company voluntarily at the balance sheet dates.

m • FSI LTD. AND SUBSIDIARY
These accounting differences resulted in an increase in deferred tax assets-noncurrent of ¥37,707 thousand and a decrease in deferred tax liabilities-noncurrent of ¥29,976 thousand and an increase in accrued employee severance and retirement benefits of ¥92,647 thousand and ¥73,651 thousand, respectively, at June 30, 2005 and 2004, and an increase in SG&A expense of ¥18,995 thousand and ¥17,125 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
(5) Compensated absences
U.S. GAAP requires recognition of a liability representing employees’ rights to receive compensation for future absences when certain conditions are met. Japanese GAAP is silent as to accounting for compensated absences and recognition of the related liability is not generally practiced in Japan.
These differences resulted in an increase in deferred tax assets-current of ¥12,198 thousand and ¥10,159 thousand and an increase in accrued expenses of ¥30,057 thousand and ¥24,953 thousand, respectively, at June 30, 2005 and 2004, and an increase in SG&A expenses of ¥5,104 thousand and ¥6,446 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
(6) Revenue recognition
Under U.S. GAAP in accordance with Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition,” which was issued by the Securities and Exchange Commission (SEC) in December 2003 and summarizes certain of the SEC staff’s views regarding basis of revenue recognition. This bulletin superseded SAB No. 101, “Revenue Recognition in Financial Statements.” In accordance with SAB No. 104, revenue should be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectibles is reasonably assured. Under Japanese GAAP, there are no explicit provisions similar to those under SAB No. 104. Revenue should be recognized on an accrual basis under the Financial Accounting Standards for Business Enterprises when goods have been sold or services have been rendered.
These accounting differences resulted in a decrease in accounts receivable of ¥663 thousand and ¥45,724 thousand, an increase in inventories of ¥183 thousand and ¥29,539 thousand and an increase in deferred tax assets-current of ¥195 thousand and ¥6,709 thousand, respectively, at June 30, 2005 and 2004, and an increase (decrease) in net sales of ¥45,063 thousand and ¥(45,536) thousand and an increase (decrease) in cost of sales of ¥29,357 thousand and ¥(29,464) thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
(7) Business combination
Under U.S. GAAP purchase method of accounting, the cost of an acquisition in excess of the fair value of net assets acquired is recorded as goodwill. SFAS No. 142 “Goodwill and Other Intangible Assets” issued in July 2001 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and to be written down when it is determined to be impaired. Under Japanese GAAP, goodwill from the acquisition of net assets is amortized over a period not exceeding five years, while immediate expensing is also permitted. Goodwill (called “consolidation adjustment”) arising from the acquisition of a subsidiary is recorded separately and is amortized over a period of not more than 20 years. Although there is no such distinction under U.S. GAAP, the consolidation adjustment in the accompanying balance sheets arising from the acquisition of Harmonix is equivalent to negative goodwill under U.S. GAAP.
These accounting differences resulted in an increase in goodwill of ¥11,298 thousand and ¥16,337 thousand, an increase in intangible assets, net of ¥29,167 thousand and ¥39,167 thousand, a decrease in deferred tax assets-noncurrent of ¥22,445 and an increase in deferred tax liability of ¥31,554 thousand and a decrease in consolidation adjustment of ¥3,989 thousand and ¥4,613 thousand, respectively, at June 30, 2005 and 2004, and an increase in SG&A expense of ¥10,000 thousand and ¥10,000 thousand and a decrease in amortization of consolidation adjustment of ¥625 thousand and ¥625 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
(8) Rental expense
Under U.S. GAAP, rent expense on operating leases is generally recognized on a straight-line basis over the lease term. Under Japanese GAAP, it is permitted to record rent expense when rent becomes due and payable according to the lease contract.
These accounting differences resulted in an increase in deferred tax assets-current of ¥0 thousand and ¥4,065 thousand and an increase in accrued expenses of ¥0 thousand and ¥9,987 thousand, respectively, at June 30, 2005 and 2004, and an increase (decrease) in SG&A expenses of ¥(9,987) thousand and ¥2,397 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.

m • FSI LTD. AND SUBSIDIARY
(9) Sales-type lease transactions
Under U.S. GAAP, lessor financing leases which meet certain criteria are accounted for as sales-type leases. Accordingly, sales and cost of goods sold are recognized upon lease inception. Under Japanese GAAP, lessor financing leases are permitted to be accounted for as operating leases unless the ownership of leased property is transferred to the lessee at the end of lease term.
These accounting differences resulted in an increase in accounts receivable-current of ¥91,175 thousand and ¥92,671 thousand, an increase in accounts receivable-noncurrent of ¥0 thousand and ¥87,133 thousand, a decrease in properly, plant and equipment, at cost of ¥197,719 thousand and ¥197,719 thousand, a decrease in accumulated depreciation of ¥166,465 thousand and ¥142,108 thousand and a decrease in deferred tax assets-noncurrent of ¥24,388 thousand and an increase in deferred tax liabilities-noncurrent of ¥50,547 thousand, respectively, at June 30, 2005 and 2004, and a decrease in net sales of ¥94,000 thousand and ¥94,000 thousand, a decrease in SG&A expenses of ¥24,357 thousand and ¥43,340 thousand and an increase in interest income of ¥5,371 thousand and ¥5,370 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.
(10) Subsidy income
Under U.S. GAAP, income from a government subsidy is permitted to be recognized in earnings or as a reduction to the cost basis of an asset when the subsidy is considered earned. The Company has elected to account for these subsidies as income for U.S. GAAP purposes. Under Japanese GAAP, certain government subsidies directly related to acquisition or construction of property and equipment are deferred and recorded as a deduction in cost basis of related property and equipment. As a result, subsidy income is recognized through reduction in depreciation expense or upon sale of such properly and equipment.
These accounting differences resulted in an increase in properly, plant and equipment, at cost of ¥182,247 thousand and ¥182,247 thousand, an increase in accumulated depreciation of ¥50,275 thousand and ¥45,041 thousand and a decrease in deferred tax assets-noncurrent of ¥53,713 thousand and an increase in deferred tax liabilities-noncurrent of ¥55,843 thousand, respectively, at June 30, 2005 and 2004, and an increase in SG&A expenses of ¥5,234 thousand and ¥6,069 thousand, respectively, for the years ended June 30, 2005 and 2004 under U.S. GAAP.